Exhibit 99

October 19, 2012

The Eastern Company
112 Bridge Street
Naugatuck, CT

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 29, 2012, of the facts relating to the change in the annual goodwill impairment testing date from June 30 to December 29. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of The Eastern Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2011. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of The Eastern Company and its consolidated subsidiaries as of any date or for any period subsequent to September 29, 2012.

Yours truly,

/s/ Fiondella Milone & LaSaracina LLP

Glastonbury, Connecticut